 Filed Pursuant to Rule 424(b)(3)
Registration No. 333-171461

QUEPASA CORPORATION

PROSPECTUS SUPPLEMENT

1,918,329 Shares of Common Stock

This prospectus supplement supplements and amends the prospectus dated January 6, 2011, or the Prospectus, and relates to the sale of up to 1,753,329 shares of our common stock and 165,000 shares of common stock issuable upon exercise of warrants at $4.50 per share which may be offered by the selling shareholders identified in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus.   This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

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Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 4 of the Prospectus for a discussion of these risks.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether the Prospectus or this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.
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This prospectus supplement is being filed to correct the Selling Shareholder Table in the Prospectus.  Connective Capital I Master Fund, Ltd. was the selling shareholder for all of the 26,666 shares held by them and all of the 26,667 shares listed as being held by Connective Capital II Cayman Master, Ltd.  The Selling Shareholder Table should have reflected Connective Capital I Master Fund, Ltd. as beneficially owning 53,333 shares of common stock prior to the offering and 53,333 shares being offered and Connective Capital II Cayman Master, Ltd. is not a selling shareholder.

The date of this prospectus supplement is January 18, 2011.